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                                                                    Exhibit 99.1

     FOR IMMEDIATE RELEASE
     ---------------------

InfraCor Acquisition of North Carolina Company Put On Hold

RICHMOND, VIRGINIA (BUSINESS WIRE)---May 22, 2002, INFRACOR, INC. (OTC Bulletin Board --- "INFC") announced today that its proposed acquisition of a privately held North Carolina water and sewer construction company in exchange for a combination of cash and shares of InfraCor's common stock has been placed on hold by mutual agreement.

On November 6, 2001, InfraCor announced in a press release that it had signed a non-binding letter of intent to acquire the North Carolina company. The parties will address the proposed transaction in the future when economic conditions improve.

InfraCor Inc. is a leading construction company specializing in design, build and rehabilitation of subsurface infrastructure corridors, utilizing trenchless technologies and conventional methods on behalf of municipalities, utilities and industries requiring pipelines for water, sewer, gas, and cable. The corporate website is http://www.InfraCor.net

This press release contains statements that constitute "forward-looking statements." The stockholders of InfraCor are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release resulting from the following reasons (among others): as to the contemplated transaction referenced in the release, obtaining financing for the transaction, completing a due diligence review, and executing transaction documents; and as to InfraCor include, but are not limited to: volatility and uncertainties in state, local, and federal funding of infrastructure projects, economic variances, and disparities between forecast and realized sales. Additional factors are discussed in the company's filings with the Securities and Exchange Commission.

CONTACT:

Warren Beam
(804) 272-6600 or (804) 231-3426